Exhibit 11.5

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Offering Statement on Form 1-A of Mota Group, Inc., and any amendments and supplements thereto, as a nominee to the board of directors of Mota Group, Inc. and to the filing of this consent as an exhibit to such Offering Statement and any amendment or supplement thereto.

Dated: September 28, 2017

___________________________

Alan Jacobs